Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Volt ETF Trust and to the use of our report dated September 29, 2022 on the financial statements and financial highlights of Volt Crypto Industry and Equity ETF (formerly, Volt Crypto Industry Revolution and Tech ETF), a series of shares of beneficial interest in Volt ETF Trust. Such financial statements and financial highlights appear in the July 31, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
November 17, 2022